UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                           SEC File No.: 0-23965
                                                           CUSIP No.:
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


[X] Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-QSB  [ ] Form N-SAR

                  FOR PERIOD ENDED:   December 31, 1998
                                      -----------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Centennial Banc Share Corp.
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Full Name of Registrant

N/A
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Former Name if Applicable

6970 South Holly Circle, Suite 105
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Address of Principal Executive Office (Street and Number)

Englewood, Colorado  80112
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City, State and Zip Code


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PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)        The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)        The subject annual report,  semi-annual  report,  transition report on Form 10-KSB, Form 20-F, Form 11-K or Form N- SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                    10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-KSB, Form 20-F, Form 11-K, Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Because of conflicting travel schedules, the Company will not have the ability to have a sufficient number of its officers and directors review the Form 10-KSB prior to the due date. The Company will have the appropriate signatures by the extension date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       J. Dean Burden                (303)                 840-2000
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           (Name)                 (Area Code)          (Telephone Number)

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(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                           Centennial Banc Share Corp.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:   March 25, 1999                 By: /s/  J. Dean Burden
        --------------                    --------------------------------------
                                          J. Dean Burden
                                          Vice President/ Director of Operations


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                               ATTENTION

       Intentional misstatements or omissions of fact constitute
           Federal Criminal Violations (See 18 U.S.C. 1001).




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